Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com
Xcel Energy Executive Vice President, Group President – Utilities, and Chief Administrative Officer Marvin McDaniel to Retire

MINNEAPOLIS (Oct. 27, 2017) Xcel Energy Inc. (XEL) today announced that Marvin McDaniel Jr. will retire during the second quarter, 2018. McDaniel has been executive vice president, group president – Utilities, and Chief Administrative Officer for Xcel Energy Inc. since January 2015. Over his nearly 30-year career, McDaniel has held a variety of roles, including senior vice president of Corporate Services and Chief Administrative Officer and senior positions in Human Resources, Commercial Operations and Corporate Accounting for Xcel Energy and its predecessor companies.

“Marvin has been a tremendous asset to Xcel Energy and he leaves the company in a strong position,” said Ben Fowke, chairman, president, and CEO, Xcel Energy. “Over his tenure, our industry has undergone significant changes, and Marvin’s leadership and industry expertise have helped solidify Xcel Energy’s strong position as a leader in delivering reliable, clean and affordable energy and an employer of choice. I am grateful for his many contributions in making Xcel Energy what it is today.”

“I am proud to have played a role in Xcel Energy’s success,” said McDaniel. “We deliver tremendous value to our customers, our communities and our investors, while keeping prices affordable. I am proud of our successful track record and grateful for the opportunities I have had to grow professionally in the ever-changing energy industry.”

Fowke will be considering the full succession plan for McDaniel’s responsibilities given the unique leadership role he plays within the company.

About Xcel Energy
Xcel Energy (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.

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